As filed with the Securities and Exchange Commission on October 23, 2013

Registration No. 333-191325

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Adecoagro S.A.

(Exact name of registrant as specified in its charter)

Grand Duchy of Luxembourg	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Adecoagro S.A.

Société anonyme

13-15 Avenue de la Liberté

L-1931 Luxembourg

R.C.S. Luxembourg B 153 681

+352 2689-8213

(Address and telephone number of registrant’s principal executive offices)

Corporation Service Company

1180 Avenue of the Americas, Suite 210

New York, NY 10036

(800) 927-9801

(Name, address and telephone number of agent for service)

Copies to:

Frank Vivero, Esq.

Haynes and Boone, LLP

30 Rockefeller Plaza

26th Floor

New York, NY 10112

(212) 659-4970

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to Form F-3 is filed solely for the purpose of filing exhibits to the Registration Statement on Form F-3 (Registration No. 333-191325) filed by Adecoagro S.A. with the Securities and Exchange Commission on September 24, 2013 (the “Registration Statement”). This Amendment does not contain a copy of the prospectus nor is it intended to amend or delete any part of the prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Indemnification, Insurance and Exculpation of Directors and Officers

Our directors are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations set forth below, every person who is, or has been, a director or officer of the Company shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his being or having been such director or officer and against amounts paid or incurred by him in the settlement thereof. The words “claim,” “action,” “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.

No indemnification shall however be provided to any director or officer: (i) against any liability to the Company or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office; (ii) with respect to any matter as to which he shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company; or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by our board of directors.

The right of indemnification herein provided shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law.

Expenses in connection with the preparation and representation of a defense of any claim, action, suit or proceeding of the character described above shall be advanced by the Company prior to final disposition thereof upon receipt of any undertaking by or on behalf of the officer or director, to repay such amount if it is ultimately determined that he is not entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

1.1	Form of Underwriting Agreement.[2]

3.1	Amended and Restated Articles of Association of Adecoagro S.A. dated May 22, 2013, previously filed as exhibit 1.1 to the Company’s annual report on Form 20-F for the year ended December 31, 2012 and incorporated by reference herein.

5.1	Opinion of Elvinger, Hoss & Prussen.[2]

10.1

Finance Agreement dated December 27, 2012 by and among Adecoagro Vale do Ivinhema Ltda., as borrower, Adecoagro Brasil Participações S.A., as a participant, and Banco Nacional de Desenvolvimento Económico e Social – BNDES as lender.[1]

10.2

Credit Agreement dated December 27, 2012 by and among Adecoagro Vale do Ivinhema Ltda., as borrower, Adecoagro Brasil Participações S.A., as a participant, and Banco do Brasil S.A. and Banco de Itaú BBA S.A., as lenders, and Banco Nacional de Desenvolvimento Económico e Social – BNDES as guarantor.[1]

10.3	Working Capital Loan Agreement dated March 4, 2013 by and between Adecoagro Vale do Ivinhema Ltda., as borrower, and Banco Itaú BBA S.A., as lender.[1]

23.1	Consent of Elvinger, Hoss & Prussen (included in Exhibit 5.1).

23.2	Consent of PriceWaterhouse & Co. S.R.L.[2]

23.3	Consent of Cushman & Wakefield.[1]

24.1	Power of Attorney.[2]

[1]	Previously filed
[2]	Filed herewith.

Item 10. Undertakings

The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the Registration Statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or §210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buenos Aires, Argentina, on October 23, 2013.

ADECOAGRO S.A.

By:	/s/ Mariano Bosch
Mariano Bosch
Chief Executive Officer, Director

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Date

/s/ Mariano Bosch Mariano Bosch	Chief Executive Officer, Director	October 23, 2013

* Carlos A. Boero Hughes	Chief Financial Officer, Chief Accounting Officer	October 23, 2013

* Abbas Farouq Zuaiter	Chairman of the Board of Directors	October 23, 2013

* Alan Leland Boyce	Director	October 23, 2013

* Guillaume van der Linden	Director	October 23, 2013

/s/ Paulo Albert Weyland Vieira Paulo Albert Weyland Vieira	Director	October 23, 2013

* Plínio Musetti	Director	October 23, 2013

* Mark Schachter	Director	October 23, 2013

* Julio Moura Neto	Director	October 23, 2013

* Andrés Velasco Brañes	Director	October 23, 2013

*By	/s/ Mariano Bosch
Attorney-in-Fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Under the Securities Act, the undersigned, the duly authorized representative in the United States of Adecoagro S.A., has signed this registration statement in Newark, Delaware, on October 23, 2013.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

Exhibit Index

1.1	Form of Underwriting Agreement.[2]

3.1	Amended and Restated Articles of Association of Adecoagro S.A. dated April 9, 2013, previously filed as exhibit 1.1 to the Company’s annual report on Form 20-F for the year ended December 31, 2012 and incorporated by reference herein.

5.1	Opinion of Elvinger, Hoss & Prussen.[2]

10.1

Finance Agreement dated December 27, 2012 by and among Adecoagro Vale do Ivenhema Ltda., as borrower, Adecoagro Brasil Participações S.A., as participant, and Banco Nacional de Desenvolvimento Econômico e Social – BNDES as lender.[1]

10.2

Credit Agreement dated December 27, 2012 by and among Adecoagro Vale do Ivenhema Ltda., as borrower, Adecoagro Brasil Participações S.A., as participant, Banco do Brasil S.A. and Banco Itaú BBA S.A., as lenders, and Banco Nacional de Desenvolvimento Econômico e Social – BNDES, as guarantor.[1]

10.3	Working Capital Loan Agreement dated March 4, 2013 by and between Adecoagro Vale do Ivenhema Ltda., as borrower, and Banco Itaú BBA S.A., as lender.[1]

23.1	Consent of Elvinger, Hoss & Prussen (included in Exhibit 5.1).

23.2	Consent of PriceWaterhouse & Co. S.R.L.[2]

23.3	Consent of Cushman & Wakefield.[1]

24.1	Power of Attorney.[2]

[1]	Previously filed
[2]	Filed herewith.